EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-42068) of The Goldman Sachs Group, Inc. of our report dated June 29, 2009 relating to the financial statements of The Goldman Sachs 401(k) Plan, which appears in this Form 11-K.
/s/ PricewaterhouseCoopers LLP
New York, New York
June 29, 2009